Exhibit 99.1

PostRock is Unable to Reduce Its Debt Outstanding

OKLAHOMA CITY -- Feb. 25, 2016 -- PostRock Energy Corporation (OTC PINK:PSTR) (“PostRock”) announced that to date PostRock has been unable to reduce the amount outstanding under its credit facility to the $39 million borrowing base.  PostRock also announces that it did not make the quarterly interest payment due February 11, 2016.

As previously announced on November 17, 2015, PostRock’s banking syndicate reduced the credit facility’s borrowing base from $76 million to $39 million. The reduction in the borrowing base was due to the decline in oil and natural gas prices, the roll-off of hedges, and the production of reserves since May 1, 2015. PostRock has been unable to comply with any of the various alternatives for compliance under the credit facility. The failure of PostRock to comply with one of the alternatives set forth in the credit facility resulted in an event of default under the facility, as did the failure to make the quarterly interest payment.

The lenders at this time have not moved to accelerate the repayment of PostRock’s indebtedness and are not exercising rights and remedies under the credit facility.  Additionally, to date, PostRock and its lenders have not entered into a forbearance agreement pursuant to which the lenders would agree not to exercise their rights under the credit facility. PostRock continues to work with its banking syndicate to explore various strategic alternatives.

PostRock is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma. PostRock owns and operates over 2,500 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Company Contact:

Casey E. Bigelow

CAO, Secretary  & Treasurer

cbigelow@pstr.com

(405) 702-7435